As filed with the Securities and Exchange Commission on August 21, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANK OF THE JAMES FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Virginia	20-0500300
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

828 Main Street

Lynchburg, VA 24504

(434) 846-2000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

J. Todd Scruggs

Secretary-Treasurer

Bank of the James Financial Group, Inc.

828 Main Street

Lynchburg, VA 24504

(434) 846-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric J. Sorenson, Jr.

Corey S. Davis

Woods Rogers PLC

828 Main Street, 19th Floor

Lynchburg, VA 24504

Telephone: (434) 846-9000

Facsimile: (434) 846-0337

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form a post-effective amendment to a registration statement filed pursuant to General Instruction I.D filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $2.14 per share par value	250,000 shares	$14.91	$3,727,500	$432.02

(1)	The shares may be sold from time to time by the Registrant pursuant to its Dividend Reinvestment and Stock Purchase Plan (the “Plan”). Pursuant to Rule 416(a) of the Securities Act, this Registration Statement also covers any additional shares of the Registrant’s common stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of such common stock.
(2)	Estimated pursuant to Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices of the Registrant’s common stock on the NASDAQ Capital Markets, LLC on August 17, 2017. The proposed maximum aggregate offering price is based on the number of shares of common stock listed above and the proposed maximum offering price per share.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Section 8(a) of the Securities Act and Rule 462(a) thereunder.

PROSPECTUS

DIVIDEND REINVESTMENT and STOCK PURCHASE PLAN

250,000 Shares of Common Stock ($2.14 par value)

This prospectus (“Prospectus”) describes the Dividend Reinvestment and Stock Purchase Plan (the “Plan”) of Bank of the James Financial Group, Inc. (the “Company” or “Registrant”). The Company is offering this Plan to you as a convenient and cost-efficient way for you to increase your ownership of the Company’s common stock.

Our common stock is currently quoted on the NASDAQ Capital Markets, LLC (“NASDAQ”) under the symbol “BOTJ.” On August 18, 2017, the closing price of our common stock as reported by NASDAQ was $15.40 per share. Our corporate headquarters are located at 828 Main Street, Lynchburg, Virginia 24504, and our telephone number is (434) 846-2000.

Participation in the Plan is completely voluntary; you may join or withdraw from the Plan or modify your participation whenever you wish. Broadridge Corporate Issuer Solutions, Inc., has been appointed as the processing agent and the Plan Administrator. Under the Plan, the Company will pay all brokerage fees and commissions and fees of the Plan Administrator connected with a participating shareholder’s purchase of stock with cash dividends. The Company will also pay brokerage commissions incurred in the purchase of stock through optional cash investments. Transaction fees and commissions for sales of the Company’s stock held in the Plan will be paid by the shareholder as detailed in this Prospectus.

This Prospectus sets forth, in question and answer form, a description of the Plan. After you have read this Prospectus, if you still have any questions about how the Plan operates, please call Broadridge toll free at 1-866-321-8022 or call J. Todd Scruggs in our office at (434) 846-2000. This Prospectus relates to 250,000 shares of the Company’s common stock, $2.14 par value, registered for sale under the Plan. This Prospectus also covers an indeterminate number of shares of common stock which may become issuable as a result of stock splits, stock dividends or similar transactions, if any. Participants should retain this Prospectus for future reference.

Investing in the Company’s common stock involves risks. See the section entitled “Risk Factors” on page 4 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The shares of the Company’s common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this Prospectus is August 21, 2017.

ABOUT THIS PROSPECTUS

In this Prospectus, the words “we,” “us,” “our” and similar terms refer to Bank of the James Financial Group, Inc. (which we refer to as the “Company” or “Registrant”) along with the Company’s wholly owned subsidiary, Bank of the James (which we refer to as our “Bank”), the Company’s wholly-owned subsidiary, BOTJ Investment Group, Inc. (which is inactive), and the Bank’s wholly-owned subsidiary, BOTJ Insurance, Inc., collectively unless the context provides otherwise.

This Prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf registration process, the Company may from time to time sell the shares of its common stock described in this Prospectus pursuant to the Dividend Reinvestment and Stock Purchase Plan, as described herein. The registration statement that contains this Prospectus, including the exhibits to the registration statement, and the information incorporated by reference, contains additional information about the securities offered under this Prospectus. That registration statement can be read at the SEC website or at the SEC office mentioned below under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this Prospectus. You should read both this Prospectus together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” We have not authorized anyone to provide you with information different from that contained in this Prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. The information in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or any sale of our common stock. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this Prospectus or that the information contained or incorporated by reference in this Prospectus or any accompanying Prospectus supplement is correct as of any time subsequent to the date of such information.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus, including information included or incorporated by reference in this document, contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements may relate to our financial condition, results of operation, plans, objectives, or future performance. These statements are based on many assumptions and estimates and are not guarantees of future performance. Our actual results may differ materially from those anticipated in any forward-looking statements, as they will depend on many factors about which we are unsure, including many factors which are beyond our control. The words “may,” “would,” “could,” “should,” “will,” “expect,” “anticipate,” “predict,” “project,” “potential,” “believe,” “continue,” “assume,” “intend,” “plan,” and “estimate,” as well as similar expressions, are meant to identify such forward-looking statements. Potential risks and uncertainties that could cause our actual results to differ from those anticipated in our forward-looking statements include, but are not limited, to the following:

•	our anticipated strategies for growth and sources of new operating revenues;

•	risks and uncertainties related to continuing to list our shares on a national securities exchange;

•	our expectations regarding our operating revenues, expenses, effective tax rates, and other results of operations;

•	our current and future products and services and plans to develop and promote them;

•	risks and uncertainties related to capital expenditures and our estimates regarding our capital expenditures;

•	increased cybersecurity risks, potential business disruptions or financial losses and changes in technology;

•	risks and uncertainties related to our ability to comply with regulations;

•	risks and uncertainties related to changes in economic conditions;

•	risks and uncertainties related to our liquidity, working capital requirements and access to funding;

•	risks and uncertainties related to credit losses;

•	the rate of delinquencies and amount of loans charged-off;

•	risks and uncertainties related to allowances for loan losses and loan loss provisions;

•	decreases in loan growth;

•	our ability to attract and retain key personnel;

•	risks and uncertainties related to our ability to retain our existing customers;

•	increases in competitive pressure in the banking and financial services industries;

•	adverse changes in asset quality and resulting credit risk related losses and expenses;

•	changes in the interest rate environment, business conditions, inflation and changes in monetary and tax policies;

•	changes in political, legislative or regulatory conditions;

•	loss of consumer confidence and economic disruptions resulting from terrorist activities or other military actions;

•	changes in deposit flows;

•	changes in accounting policies and practices; and

•	other risks and uncertainties detailed in our annual reports on Form 10-K and, from time to time, in our other filings with the SEC.

All forward-looking statements in this Prospectus are based on information available to us as of the date of this Prospectus. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee you that these expectations will be achieved. For additional information with respect to factors that could cause actual results to differ from the expectations stated in the forward-looking statements, see the “Risk Factors” section in this Prospectus. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

Our corporate headquarters are located at 828 Main Street in Lynchburg, Virginia 24504, and our telephone number is (434) 846-2000.

The Company is subject to the information requirements of the Securities Exchange Act of 1934, and we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any document that we file at the SEC’s Public Reference Room facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including Bank of the James Financial Group, Inc., that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR.

This Prospectus is part of a registration statement on Form S-3 filed by us with the SEC. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this Prospectus, this Prospectus does not contain all of the information set forth in the registration statement. You may review the registration statement and the exhibits filed with it for further information regarding us and the shares of our common stock being sold by this Prospectus. The registration statement and its exhibits may be inspected at the public reference facilities of the SEC at the address set forth above.

We also maintain an Internet site at www.bankofthejames.com that contains information relating to us and our business. Unless specifically incorporated by reference, the information on our website is not part of this Prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information that we incorporate by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in this Prospectus.

We incorporate by reference the documents listed below, to the extent they have been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 21, 2017;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017, filed with the SEC on May 10, 2017 and August 4, 2017, respectively;

•	Our Current Reports on Form 8-K filed with the SEC on January 23, 2017, February 3, 2017, April 21, 2017, May 19, 2017 and July 21 2017;

•	The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016 from our definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 12, 2017; and

•	The description of our common stock as set forth in a registration statement on Form 8-A12B, filed on January 23, 2012, including any amendment or any report or other filing with the SEC filed subsequent thereto and updating that description.

We also incorporate by reference all documents filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this Prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to: Attn: J. Todd Scruggs, Bank of the James Financial Group, Inc., 828 Main Street, Lynchburg, Virginia 24504. Telephone requests for copies should be directed to J. Todd Scruggs at (434) 846-2000.

We maintain an Internet website at www.bankofthejames.com where the incorporated reports listed above may be accessed. Neither this website nor the information on this website is a part of this Prospectus.

You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement. No one else is authorized to provide you with different information. We are not making an offer of shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents because our financial condition and results may have changed since that date.

RISK FACTORS

An investment in the Company’s common stock involves risk. Before making an investment decision, you should carefully read and consider the risk factors described under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 filed with the SEC, as well as any updated disclosure about risk factors contained in any of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we file with the SEC after the date of this Prospectus, all of which reports are incorporated by reference in this Prospectus when they are filed with the SEC.

When making your investment decision you should also refer to other information contained in or incorporated by reference into this Prospectus and any applicable Prospectus supplement. Additional risks and uncertainties of which we are unaware or that we believe are not material at the time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of the Company’s common stock and of your investment could decline, and you could lose all or part of your investment.

Risks Relating to Participation in the Plan

You will not know the price of the shares of common stock you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of shares of our common stock may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, you may become aware of additional information during this time period that might affect your investment decision, but you may not be able to change or cancel your purchase authorization. You may purchase shares at a purchase price that is more or less than the price you would pay if you acquired shares on the open market on the related dividend payment date or the date or dates on which the Plan Administrator purchases shares of our common stock for the Plan. In addition, you may not know the actual number of shares of common stock that you have purchased until after the applicable purchase date.

You may not be able to direct the specific time or price at which your shares are sold under the Plan.

If you instruct the Plan Administrator to sell shares of common stock under the Plan, you will not be able to direct the time and price at which such shares are sold. The price of our common stock may decline between the time you decide to sell your shares and the time of actual sale. You may sell shares of our common stock under the Plan at a sales price that is more or less than the price you would receive if you sold the shares on the open market on the date or dates on which the Plan Administrator sells shares under the Plan. In addition, you cannot pledge shares of common stock deposited in your Plan account until the shares are withdrawn from the Plan.

There is no price protection for your shares in the Plan and your shares in the Plan will be exposed to changes in market conditions.

Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the Federal Deposit Insurance Corporation or any governmental agency. Your investment in shares held in the Plan will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to liquidate or otherwise dispose of shares in the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your shares in the Plan in time to react to market conditions. You should recognize that we cannot assure a profit or protect against a loss on shares you may purchase under the Plan.

ABOUT THE COMPANY

Bank of the James Financial Group, Inc. is a Virginia corporation organized to operate as a bank holding company pursuant to the Federal Bank Holding Company Act of 1956 and the Code of Virginia, 1950, as amended (the “Code”), and to own and control all of the capital stock of Bank of the James. The Bank is a Virginia banking corporation organized under the laws of the Commonwealth of Virginia and opened for business on July 22, 1999. It is primarily engaged in the business of general retail and commercial banking and providing services related to banking, including accepting demand deposits and savings deposits insured by the Federal Deposit Insurance Corporation (the “FDIC”), and providing commercial, consumer and mortgage loans, principally in the City of Lynchburg, Virginia and its surrounding counties and, on a smaller scale, in the cities of Charlottesville, Harrisonburg, and Roanoke, Virginia, where the Bank has recently expanded.

Financial conducts two principal activities: (1) general retail and commercial banking through Bank of the James; and (2) mortgage brokerage services through Bank of the James Mortgage, a division of the Bank.

In addition, Financial provides securities brokerage services through BOTJ Investment, a division of the Bank and acts as an agent for insurance and annuity products through BOTJ Insurance, Inc., a wholly-owned subsidiary of the Bank. The operating results of these business operations have not had a material impact on our financial performance and are not considered principal activities of Financial at this time.

The Company’s income is derived principally from interest and fees on loans and earnings on other investments. Its primary expenses arise from interest paid on deposits and borrowings, salaries and wages, health insurance and other employee benefits and other general overhead expenses. Profitability depends primarily on net interest income, which is the difference between interest and dividend income on interest-earning assets and interest expense on interest-bearing liabilities. Interest-earning assets include loans, investment securities, and interest-earning deposits in banks. Interest-bearing liabilities primarily include customer deposit accounts and borrowings. Net interest income is dependent upon the level of interest rates and the extent to which such rates change, as well as changes in the volume of various categories of assets and liabilities. Profitability is also dependent on the level of noninterest income (primarily gains on sale of real estate loans and service fees), provision for loan losses, noninterest expenses and income taxes. Operations and profitability are subject to changes in interest rates, applicable statutes and regulations, general economic conditions, the competitive environment, as well as other factors beyond our control.

DESCRIPTION OF THE PLAN

The Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”) was adopted by our Board of Directors on August 15, 2017. The Plan will be in effect until amended, altered or terminated. The Company has registered and reserved 250,000 shares of its common stock for issuance and sale under the Plan pursuant to this Prospectus. The Plan is described below in a series of questions and answers.

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide shareholders with a simple, convenient and cost-effective method of investing cash dividends and optional cash payments in shares of the Company’s common stock directly through Broadridge without opening a brokerage account and incurring the higher fees and expenses typically connected with those accounts.

2.	What are the advantages of the Plan?

If you become a participant in the Plan, you may:

•	Have cash dividends on shares of the Company’s common stock automatically reinvested in the Company’s common stock without payment of any brokerage commission or service charge.

•	Purchase additional shares of the Company’s common stock by making optional cash payments to the Plan or through automatic bank account withdrawals. The minimum cash purchase is $25.00; the maximum amount of cash purchases during a calendar quarter is $2,500.00. A transaction fee of $5.00 is charged for each investment by check. If the investment is made by automatic withdrawal from a bank account, the fee is $2.50 for each withdrawal. Any brokerage commissions on such purchases are paid by the Company.

•	Send all certificated shares of the Company’s common stock you hold to Broadridge to be held for safekeeping in book entry form.

•	Sell any number of shares from the Plan account. You will be charged a $15.00 fee for each sale plus a sales commission fee of $0.10 per share (prorated for any fractional share).

•	Make gifts of the Company’s common stock and enroll the recipient into dividend reinvestment.

•	Receive periodic statements showing your holdings and transactions under the Plan.

•	Enjoy full investment of funds because fractions of shares, as well as whole shares, will be credited to your account. Fractional shares will be calculated to four decimal places.

3.	Who administers the Plan for participants?

The Plan Administrator is Broadridge which administers the Plan for participants, keeps records, sends statements of account to participants, purchases shares through a registered broker-dealer at the Company’s request for allocation to the account of Plan participants, places sell orders with a registered broker-dealer at the request of participants and performs other duties relating to the Plan. Broadridge will hold for safekeeping (in book entry form) the shares of stock purchased for each participant under the Plan unless and until such participant requests that certificates for such shares be issued, as more fully explained in Question 21.

All inquiries and communications regarding the Plan should include your account number and should be directed to the Plan Administrator at:

Website:	http://shareholder.broadridge.com
Phone number:	1-866-321-8022 (toll free)
Email address:	shareholder@broadridge.com

Mailing Delivery Address (for all correspondence including purchase or sales requests)

Standard Mail:	Overnight Packages:
Broadridge Corporate Issuer Solutions	Broadridge Corporate Issuer Solutions
P.O. Box 1342 Brentwood, NY 11717	Attn: IWS 1155 Long Island Ave Edgewood, NY 11717

4.	Who is eligible to enroll in the Plan?

Any shareholder with common stock registered in his or her name on the records of Broadridge may enroll in the Plan. If a shareholder has common stock registered in the name of someone else (for example, with a bank, broker or trustee) and wants to participate in the Plan, the shareholder should request his or her bank, broker or trustee to have some or all of the common stock registered in the shareholder’s own name.

Shareholders who are citizens or residents of a country other than the United States, its territories and possessions should make certain that their participation does not violate local laws governing taxes, currency and exchange controls, stock registration, foreign investments and related matters. The Company and the Plan Administrator reserve the right to decline the enrollment of any shareholder or to terminate the participation of any shareholder if they determine participation to be in violation of law. (See Question 6).

5.	How does an eligible shareholder participate?

To enroll in the Plan, an eligible shareholder must complete an enrollment form and submit it to Broadridge. The enrollment form can be obtained from Broadridge’s website http://shareholder.broadridge.com or by calling Customer Service at 1-866-321-8022. You may also enroll by logging into your account and selecting “Dividend Options”. If your shares are registered in more than one name (such as joint tenants, trustees, etc.), all registered holders must sign. You also may obtain an enrollment form at any time on the Company’s investor relations web page accessed at www.bankofthejames.com.

Additional copies of this Prospectus and the enrollment form are also available at the Company’s corporate offices at 828 Main Street, 1st Floor, Lynchburg, Virginia 24504 and on the Company’s investor relations web page accessed at www.bankofthejames.com.

6.	Are there limitations on participation in the Plan other than those described above?

The Company retains the right to decide, for any reason, not to allow a shareholder to participate in the Plan even if the shareholder otherwise qualifies for participation.

For example, some shareholders may be residents of certain states or foreign jurisdictions in which the Company determines that it may not be legally or economically practicable to offer shares of our stock under the Plan, and accordingly residents of those states or other jurisdictions may be precluded from participating in the Plan.

A shareholder’s Plan account and right to participate in the Plan are not transferable.

7.	When may a shareholder join the Plan?

An eligible shareholder may join the Plan at any time. If an enrollment form specifying reinvestment of cash dividends is received by Broadridge at least five (5) business days before the record date established for payment of a given cash dividend, reinvestment will commence with the cash dividend.

If an enrollment form specifying reinvestment of cash dividends is received by Broadridge less than five (5) business days before the record date established for payment of a particular cash dividend, reinvestment will commence with the next following cash dividend. See Questions 11 through 16 for information concerning the investment of optional cash payments for share purchases under the Plan.

8.	What options are available to the participant?

Reinvestment of Dividends

By marking the appropriate space on your enrollment form, you may choose to automatically reinvest cash dividends paid on shares of the Company’s common stock for which you are the owner of record. You may elect to invest 100% of the dividends on your shares or a partial reinvestment. Under the partial reinvestment, you may direct the Company to reinvest the dividends on a portion of the shares of common stock registered in your name. Dividends on shares credited to your account under the Plan will be reinvested fully to the extent you have elected to participate. The Company will pay any brokerage commissions and fees incurred in connection with the reinvestment. If you elect to have less than all of your dividends reinvested, you will receive a check or direct deposit for the dividends which are not reinvested.

Cash Purchases

You may elect to make optional cash investments into the Plan to be used for purchases of the Company’s common stock. As of the date of this Prospectus, the minimum investment for cash purchase is $25.00 and the maximum investment is $2,500.00 during any calendar quarter. Optional cash investments may be made by check or money order or by automatic withdrawals from your bank account. There are small fees for these investments, as described in Question 13 below. The Company will pay any brokerage commissions incurred in connection with such purchases.

Deposit of Shares for Safekeeping and Shares Held by Plan Administrator for Participants

All shares of the Company’s common stock purchased through the Plan, whether with reinvested dividends or optional cash payments, will be held by the Plan Administrator in book entry for Plan participants. All dividends on these shares will be reinvested automatically to the extent you have elected to participate.

The Plan allows you to deposit share certificates registered in your name with the Plan Administrator for safekeeping and to be administered under the Plan. Share certificates deposited with the Plan administrator will be converted to book entry.

Sale of Shares Held in the Plan

Participants can sell some or all of the shares held by the Plan Administrator for their benefit. There is a $15.00 fee charged for each sale plus a sales commission fee of $0.10 per share (prorated for any fractional share). If all of the shares held in the Plan for a participant are sold, then Plan participation for that participant will be terminated.

9.	When do your investments begin through the Plan?

If an enrollment form specifying reinvestment of cash dividends is received by the Plan Administrator at least five (5) business days before the most current record date of a cash dividend payment, reinvestment will commence with that dividend payment. If the enrollment form is not received five (5) business days before such record date, the reinvestment of cash dividends through the Plan will begin with the cash dividend payment following the next succeeding record date.

Optional cash payments will be invested as specified in Question 11.

10.	May you change your method of participation after enrollment?

You may change or terminate your Plan participation at any time by sending a written notification to the Plan Administrator or by logging into your shareholder account at http://shareholder.broadridge.com. If you elect to participate through the reinvestment of cash dividends on shares registered in your name and later decide to participate through the optional cash payment feature, you do not need to submit a new enrollment form.

11.	When and how can optional cash payments be made?

Optional cash payments will be invested once monthly. Optional cash payments must be at least $25.00. No more than $2,500.00 may be invested in any calendar quarter.

Cash investments may be made by check or automatic bank account withdrawals. A $2.50 transaction fee will be payable for each automatic withdrawal and a $5.00 transaction fee for each check. The applicable fee will be deducted from the amount invested. There will be a $35.00 charge for checks returned due to insufficient funds. The cash investments, less the transaction fee, will be applied to the purchase of shares for your account on the investment date, which is described in Question 15 below. Cash received for investment may be commingled by the Plan Administrator with dividends and other participants’ cash for the purposes of making purchases of stock. Participants cannot specify the price or timing or impose any other limitations on the purchase of shares under the Plan.

Optional cash payments received less than two (2) business days before the investment date (see Question 15 below) will be invested on the next following investment date. It is currently anticipated that automatic withdrawals to make cash purchases will be made on the 10th day of the month, or if that day is not a business day, on the next business day.

No interest will be paid on optional cash payments pending investment. The investment date is described in Question 15.

An initial optional cash payment may be made when you join the Plan. A check or money order should be made payable to Broadridge and returned along with the enrollment form. Thereafter, optional cash payments may be made through the use of cash payment forms sent to you as part of your account statement.

12.	What are the limitations on making optional cash payments?

Optional cash payments may be made by personal check, official bank check, money order or by automatic withdrawal from a bank account. Any optional cash payment you wish to make must be at least $25.00 and may not exceed in total $2,500.00 per calendar quarter. Any number of optional cash payments may be made, subject to the foregoing limitations. There is no obligation to make any optional cash payment at any time and all cash payments need not be in the same amount of money.

13.	Are there any expenses to participants in connection with purchases through the Plan?

Some services are provided to you under the Plan free of any charge. For these services, any charges will be paid by the Company. For other services, the charges of the Plan Administrator will be passed on to you. In some cases you must pay a proportionate share of brokerage commissions. Your costs for services by the Plan are currently as follows:

•	Dividend Reinvestment: All fees and brokerage commissions are absorbed by the Company.

•	Optional Cash Investments: At present, there is a $5.00 fee per check received. If cash investments are made through automatic bank account withdrawals, the fee is $2.50 per withdrawal or deduction. Brokerage commissions are absorbed by the Company.

•	Sale of Shares Held in the Plan: There is a $15.00 fee per sale, plus a sales commission fee of $0.10 per share (prorated for any fractional share).

•	Withdrawal of Shares from the Plan: There is a $15.00 fee anytime shares are removed from the Plan and distributed upon the request of a participant.

•	Deposit of Certificates for Safekeeping: No deposit fee will be charged.

•	Replacement Checks: A fee of $5.00 per check will be charged for lost or misplaced checks.

•	Issuance of Certificates: A fee of $15.00 will be charged for the issuance of share certificates.

•	Returned Checks: A fee of $35.00 will be charged for optional cash payments by check returned for non-payment.

The fee structure is subject to change. If there are changes to the fee structure, you will be notified in writing in advance of implementation.

14.	How many shares of the Company’s common stock will be purchased for participants, and what is the source of shares purchased through the Plan?

The number of shares purchased for your account, including a fractional share computed to four decimal places, will be equal to the total amount invested by you (the amount of cash dividends reinvested and any optional cash payments less the applicable transaction fee), divided by the purchase price per share.

Shares purchased through the Plan will be purchased by the Plan Administrator as agent for the participants in the open market through an unaffiliated, registered broker-dealer or directly from the Company, in which case they will be issued by the Company out of legally authorized but unissued shares of common stock. The choice of whether shares will be purchased on the open market or from the Company will be determined by the Company in its discretion, based upon its best interests.

The Company cannot exercise any direct or indirect control over the prices or timing of purchases made by the Plan Administrator on the open market. Participants cannot specify the price, source, timing or number of shares to be purchased. Funds received from cash dividends and cash payments may be commingled for purposes of purchasing shares for the Plan.

15.	When will shares of the Company’s common stock be purchased through the Plan?

Purchases under the Plan will be made monthly on each “investment date.” The investment date for purchases made as a result of dividend reinvestment will be on the close of business on the dividend payment date or as soon as practicable after that date.

In the past the Company has paid dividends quarterly. During any month in which the Company pays dividends, the investment date for purchases made as a result of optional cash contributions (including automatic withdrawals) will be on the dividend payment date or as soon as practicable after that date. During any month in which the Company does not pay dividends, it is expected that the investment date for purchases made as a result of cash contributions (including automatic withdrawals) will be the 15th day of the month or, if that day is not a business day, the next business day or as soon as practicable after that date. The investment dates may be changed at any time by the Company and the Plan Administrator in their discretion.

A participant will become the owner of shares purchased through the Plan on the date the share purchases are settled (credited to the account of the Plan Administrator at the registered broker dealer for the benefit of Plan participants). If, within thirty (30) days after the investment date, the Plan Administrator cannot buy the shares in the open market due to an inadequate supply of shares or other reasons and the Company chooses not to sell shares to the Plan directly, then the Plan Administrator will send participants a check for the amount of dividends due and any cash contributed.

16.	At what price will shares of common stock be purchased through the Plan?

If the broker-dealer engaged by the Plan Administrator purchases shares of the Company’s common stock in the open market, the price at which the Plan Administrator will be deemed to have acquired shares for a participant’s account under the Plan will be the weighted average price of all shares purchased by the broker-dealer on the open market from each aggregate order placed by the Plan Administrator.

The purchase price for newly issued shares of the Company’s common stock issued by the Company will be equal to the average of the high and low prices for shares of the Company’s common stock as quoted on The NASDAQ Capital Markets (or on any other market which becomes the major trading market for the Company’s shares of common stock) for the last ten (10) trading days preceding the date of issuance.

17.	How may you sell your shares of common stock?

You can sell your shares of the Company’s common stock held under the Plan in either of two ways. First, you may request a certificate(s) for your full shares and arrange for the sale of these shares through a broker-dealer of your choice. You will be charged a $15.00 fee for certificate issuance. The Plan Administrator will send you a check for any fractional shares held in your account. The price for the cash out of any fractional shares will be determined by the Plan Administrator by either: a) selling shares on the open market through an unaffiliated, registered broker-dealer; or b) based on the average of the high and low trading prices for the most recent previous trading day. This type of transaction involves a withdrawal of shares from the Plan, and you will be charged a $15.00 fee anytime shares are withdrawn from the Plan and distributed to you, including by way of book entry transfer or issuance of a share certificate.

Alternatively, you may request that the Plan Administrator sell some or all of your shares held in the Plan. The Plan Administrator will sell shares for you on the open market in ordinary brokerage transactions through registered broker-dealers selected by the Plan Administrator in its sole discretion. If you request that the Plan Administrator arrange for the sale of your shares, you will be charged a $15.00 fee per sale, plus a sales commission fee of $0.10 per share (prorated for any fractional share).

These amounts will be deducted from the cash proceeds paid to you. Shares being sold for you may be aggregated with those of other Plan participants who have requested sales. In that case, you will receive proceeds based on the weighted average sale price of all shares sold in each aggregate order placed by the Plan Administrator, less your costs of sale. Participants cannot set any price limits or other restrictions on the sales.

The sale of shares must be requested in writing by delivery of the request to the Plan Administrator at the address provided in Question 3. The request must indicate the number of shares to be sold. All participants listed on the account must sign the request. In order for sale orders to be considered as having been received, the orders must have been received before 12 noon Eastern Time on a business day.

If all shares held for you in the Plan are sold, your Plan participation will be terminated.

18.	When will shares of the Company’s common stock be sold?

The broker-dealer engaged by the Plan Administrator will try to sell your shares on the open market within seven (7) business days after receipt of written instructions from you to sell shares, or as soon as practicable thereafter. There can be no assurances that the broker-dealer will be able to sell your shares for any specified price, at any specified time or on any specified terms. The Company and the Plan Administrator have no obligation under the Plan, and assume no responsibility, to purchase full shares credited to your Plan account if such shares cannot be sold.

19.	Will participants be credited with dividends on shares held in their Plan accounts?

The Plan Administrator will receive the cash dividends (less the amount of tax withheld, if any) for all Plan shares held on the dividend record date and credit them to participant accounts. Dividends received on shares held in the Plan and credited to your account will be reinvested to the extent you have elected to participate.

20.	What reports will be sent to participants in the Plan?

You will receive a statement after each investment showing account information, including amounts invested, purchase and/or sale prices, and shares purchased and/or sold for your account. This statement will provide a cost record of your purchases under the Plan and you should therefore retain it for tax purposes. In addition, you will receive the same material sent to every other holder of the Company’s shares of common stock, including the Company’s annual reports to shareholders, notices of shareholders meetings, proxy statements, and information for income tax reporting.

21.	Will certificates be issued for shares of the Company’s common stock purchased through the Plan?

Certificates for shares of the Company’s common stock purchased through the Plan will not be issued to you unless you request them. All shares credited to your Plan account will be issued to the Plan Administrator or its nominees as your agent and will be held in book entry form. The number of shares credited to your account will be shown on your account statement. Share purchases will be calculated to four decimal places. Book entry share ownership protects against loss, theft, or destruction of stock certificates.

A certificate for any number of whole shares credited to your Plan account will be issued upon the Plan Administrator’s receipt of a written request. Upon conversion to certificate form, these shares will be deemed withdrawn from the Plan. Certificates for fractional shares will not be issued under any circumstances. There is a $15.00 certificate issuance fee payable when shares are withdrawn from the Plan, including shares previously deposited for safekeeping, and a certificate is issued to you.

Shares credited to your account may not be assigned or pledged in any way. If you wish to assign or pledge the full shares credited to your account, you must request that certificates for those shares be issued in your name and withdrawn from the Plan.

Plan accounts will be maintained in the name in which your certificates are registered at the time you enter the Plan. Certificates for full shares will be registered in the same manner when issued to you.

22.	Can a participant send his or her Company stock certificates to be credited to his or her Plan account for safekeeping?

You can deposit any certificate for shares of the Company’s common stock registered in your name in order for such shares to be held for safekeeping by the Plan Administrator in your Plan account. If you wish to deposit certificates for safekeeping you should mail them by certified or registered mail to the address noted in Question 3, together with a letter requesting that they be so deposited. Additional documentation may be required. The Company recommends that shareholders insure the certificates for 2% of their current market value when mailing them. This is the amount that is usually charged for surety protection should the certificate become lost in the mail. The certificates should not be endorsed.

23.	Can a participant make gifts of shares of the Company’s common stock held in his or her Plan account?

You can make a gift of shares of the Company’s common stock held in your Plan account by writing a letter to the Plan Administrator indicating the number of shares to be given and providing the registration information requested by the Plan Administrator. Signatures of all registered holders are required and must be “Medallion Guaranteed” by a financial institution participating in the Medallion Guarantee program. You can also enroll the recipient in the Plan to allow dividends or the gifted shares to be reinvested. If you wish to make a gift of shares in the Plan, you should call the Plan Administrator for specific instructions. Additional documentation may be required.

24.	How can participation in the Plan be terminated?

The Plan is entirely voluntary. You may terminate your participation in the Plan at any time by writing instructions to the Plan Administrator and providing any additional documentation the Plan Administrator requires. When such notice is received, the Plan Administrator will withdraw full shares credited to your account under the Plan and deposit them into a book (electronic) position. A cash payment will be made to you for any fractional share. A fee of $15.00 is payable when the shares are withdrawn from the Plan. If your notice of termination is received by the Plan Administrator less than five (5) business days prior to a cash dividend record date, that cash dividend will be reinvested for your account. After your account is terminated, subsequent cash dividends on certificated shares will be paid to you.

25.	What are the federal income tax consequences of participating in the Plan?

We believe that the following is an accurate summary of the U.S. federal income tax consequences of participation in the Plan as of the date of this Prospectus. However, this summary does not reflect every situation that could result from participation in the Plan, and it does not discuss foreign, state or local tax consequences. We advise you to consult your own tax advisors for information about your specific situation.

In general, all your cash dividends - whether paid to you in cash or reinvested - are considered taxable income to you at the time they are received or reinvested. In addition, if the source of shares is open market purchases rather than newly-issued shares, any brokerage commissions on such purchases for your Plan account (which will be paid by the Company on your behalf) will be treated as distributions subject to income tax in the same manner as cash dividends. The total amount of dividends and other distributions will be reported to you and to the Internal Revenue Service shortly after the end of each year. Your cost basis for shares purchased upon reinvestment of dividends will generally equal the amount of the cash dividend, plus the commission and fees paid by the Company on your behalf.

At the time of investment of optional cash payments in additional shares of the Company’s common stock, you will realize taxable income equal to the brokerage commissions paid by the Company on your behalf. The tax basis of shares purchased with an optional cash payment will be the amount of such payment, which may include the required investment fee to be deducted before the investment, plus any commissions paid by the Company on your behalf in connection with that investment.

The holding period of shares of common stock acquired through the Plan, whether purchased with reinvested dividends or optional cash payments, will begin on the day after purchase by the Plan Administrator.

You will not realize any taxable income when you receive certificates for full shares credited to your account, either upon your written request for such certificates or upon withdrawal from or termination of the Plan. However, you will recognize taxable gain or loss (which, for most participants, will be capital gain or loss) when full shares acquired under the Plan are sold or exchanged for you and when you receive the cash payment for a fractional share credited to your account. The amount of such gain or loss will be the difference between the amount that you receive for your shares or fractional share (net of brokerage commissions and other costs of sale) and the tax basis of the shares.

The above rules may not be applicable to certain participants, such as tax-exempt entities. These participants should consult their own tax advisors. In the case of Plan participants whose dividends are subject to U.S. backup withholding, to the extent you elect dividend reinvestment, the Plan Administrator will reinvest dividends less the amount of tax required to be withheld. The filing of any documentation required to obtain a reduction in U.S. withholding tax is the responsibility of the participant.

THE FOREGOING IS ONLY A SUMMARY OF THE COMPANY’S UNDERSTANDING OF SOME OF THE APPLICABLE FEDERAL INCOME TAX PROVISIONS. THE OUTLINE IS GENERAL IN NATURE AND DOES NOT PURPORT TO COVER EVERY SITUATION. IT DOES NOT INCLUDE A DISCUSSION OF FOREIGN, STATE AND LOCAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN. FOR SPECIFIC INFORMATION ON THE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN, INCLUDING ANY FUTURE CHANGES IN APPLICABLE LAW OR INTERPRETATION THEREOF, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR.

26.	What happens if a participant sells a portion of the shares of common stock registered in the participant’s name?

If you have authorized the reinvestment of cash dividends on shares registered in your name and then dispose of a portion of these shares, cash dividends on those shares will cease upon disposition and will continue on the remaining shares to the extent you have instructed the Plan Administrator to invest.

27.	What happens when a participant sells or transfers all of the shares registered in his or her name and held outside of the Plan?

If you sell or transfer all shares of the Company stock you hold outside of your Plan account (while continuing to have shares credited to your Plan account), the Plan Administrator will continue to reinvest the dividends on the shares of your stock credited to your Plan account for so long as they remain in your Plan account. Please note, however, that a participant who has ceased to be a holder of record of the Company’s stock may not make optional cash payments under the Plan after he or she ceases to be a holder of record.

If you cease to be a record owner of any shares of the Company’s common stock (other than by depositing shares into the Plan for safekeeping), the Plan Administrator, in its discretion, may request your instructions on the disposition of stock in your Plan account. If the Plan Administrator does not receive such instructions from you within thirty (30) days, the Plan Administrator, in its discretion, may terminate your Plan account.

28.	If the Company has a rights offering, how will rights on the Plan shares be handled?

No preemptive rights attach to the Company’s common stock. If the Company, nevertheless, makes available to holders of its common stock rights or warrants to purchase additional shares of the Company’s common stock or other securities, such rights or warrants will be made available to you. This allocation will be based on the number of shares (including any fractional interests to the extent practicable) held for you in your Plan account on the record date established for determining the holders of the Company’s common stock entitled to such rights or warrants.

29.	What happens if the Company issues a stock dividend or declares a stock split?

Any stock dividend or split shares distributed by the Company on shares of common stock held for you in your Plan account will be credited to your account in the Plan. Both full and fractional shares, where applicable, will be credited to your account.

30.	Will interest be paid on amounts held pending investment?

No. Dividends allocated for reinvestment and optional cash contributions received from participants will be deposited in a non-interest bearing account controlled by the Plan Administrator pending investment. Funds of participants may be commingled and aggregated for purposes of investment.

31.	How will a participant’s shares be voted at meetings of shareholders?

Shares held under the Plan will not be voted by the Plan Administrator. You will receive a proxy indicating the total number of shares of common stock registered in your name and shares of common stock credited to your Plan account, and you will be entitled to vote those shares.

32.	What is the responsibility of the Company and the Plan Administrator for the Plan?

Neither the Company nor the Plan Administrator will be liable to any participant in the Plan for any act done in good faith or for any good faith omission to act including, without limitation, any claim of liability (i) arising out of failure to terminate a participant’s account or sell shares in the Plan or invest optional cash payments without receipt of proper documentation and instructions; and (ii) with respect to the prices and times at which shares are purchased or sold for the participant’s account, including fluctuations in market value of shares being maintained on behalf of a participant.

The trading price of the Company’s common stock may rise or fall during the period between a request for purchase or sale, its receipt by the Plan Administrator and the completion of the purchase or sale. Instructions sent to the Plan Administrator to purchase or sell shares may not be rescinded and are binding on the participant. The Plan Administrator may, in its own discretion, accept written requests to revoke instructions. Neither the Company nor the Plan Administrator has any responsibility for the market value of shares maintained on a participant’s behalf or for changes in market price between the time an order is sent to the Plan Administrator and the time an order is executed. Depending upon the time when a participant initiates a purchase as a result of a cash contribution, there may be a substantial delay until the investment date on which shares will be purchased.

Neither the Company nor the Plan Administrator can assure any participant of a profit or protect any participant against a loss from the shares purchased or sold through the Plan. An investment in the Company’s common stock, as are all equity investments, is subject to significant market fluctuations. The Company can neither control purchases by the Plan Administrator under the Plan nor guarantee that dividends on the common stock will not be reduced or eliminated.

NEITHER THE COMPANY NOR THE PLAN ADMINISTRATOR PROVIDES ANY ADVICE NOR MAKES ANY RECOMMENDATIONS REGARDING THE PURCHASE OR SALE OF SHARES OF THE COMPANY’S COMMON STOCK; ALL SUCH DECISIONS MUST BE MADE BY PARTICIPANTS BASED UPON HIS OR HER OWN RESEARCH AND JUDGMENT.

33.	Who regulates and interprets the Plan?

The Company and the Plan Administrator reserve the right to interpret and regulate the Plan as they deem necessary or desirable. Any such interpretation and regulation will be final and binding on the participants. The Plan, related Plan documentation, and Plan accounts will be governed by and construed in accordance with the laws of the Commonwealth of Virginia. The Company reserves the right to remove the Plan Administrator and to appoint a new Plan Administrator at any time upon prior notice to Plan participants, and the Plan Administrator has the right to resign at any time upon at least ninety (90) days’ prior notice to the Company.

34.	May the Plan be changed or discontinued?

The Company and the Plan Administrator reserve the right to terminate the Plan or change its terms at any time by written notice to the participants.

Upon termination of the Plan, any uninvested optional cash payments will be returned, book entry shares for whole shares credited to a participant’s account under the Plan will be issued and a cash payment will be made for any fraction of a share credited to a participant’s account. If you wish to convert book entry shares to certificate form, you must send written instructions to the Plan Administrator and pay the applicable certificate fee. (See Question 21.)

35.	Will cash dividends continue to be paid while the Plan is in effect?

The Company’s Board of Directors has the authority to declare dividends from time to time, subject to statutory and regulatory requirements. There is no assurance that dividends will continue to be paid or as to the amount or form of any such dividend. Participants in the Plan accordingly have the opportunity to reinvest cash dividends only when, as, and if such dividends are declared and paid by the Company. The Company has the right to suspend, terminate or modify the amount of its cash dividend at any time depending upon business, financial, regulatory and other conditions.

36.	Will my investments be insured?

No. The shares held in Plan accounts for Plan participants and sales proceeds and funds held pending investment are not subject to protection under the Securities Investor Protection Act of 1970. Funds held by the Plan Administrator are not deposits of the Company, are not deposits of the Plan Administrator or other obligations of, or guaranteed by, the Plan Administrator or its affiliates and are not insured by the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or any other entity. Shares of the Company’s common stock are subject to market risk and possible loss of investment (See “Risk Factors” above).

USE OF PROCEEDS

The Company intends to use any net proceeds that it receives from the sale to the Plan of newly-issued shares for general corporate purposes. The Company does not know either the number of shares that will be purchased under the Plan or the prices at which such shares will be sold to participants. The Company will receive no proceeds from purchases by the Plan of shares in the open market.

EXPERTS

Bank of the James Financial Group, Inc.’s consolidated financial statements as of December 31, 2016 and 2015, and for each of the years then ended have been incorporated into this Prospectus and into the registration statement by reference in reliance upon the report of Yount, Hyde & Barbour, P.C., independent certified public accountants, upon the authority of that firm as experts in accounting and auditing.

Documents incorporated by reference in the future will include financial statements, related schedules (if required) and auditors’ reports, which financial statements and schedules will have been audited to the extent and for the periods set forth in such reports by the firm or firms rendering such reports, and, to the extent so audited and consent to incorporation by reference is given, will be incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

LEGAL MATTERS

The legality of the shares of the Company’s common stock offered by this Prospectus has been passed upon for the Company by its counsel Woods Rogers PLC, Lynchburg, Virginia.

INDEMNIFICATION

The Company’s Amended and Restated Articles of Incorporation and Bylaws, as well as the statutes of the Commonwealth of Virginia, contain provisions providing for the indemnification of our directors and officers against certain liabilities, including liabilities arising under the Securities Act. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses payable in connection with the registration of the securities hereunder. Except as otherwise noted, all the expenses below have been paid by the Company.

Registrant’s legal fees and expenses*	$10,000.00
Registrant’s accounting fees and expenses*	5,000.00
Printing and EDGAR fees*	1,500.00
SEC registration fee	432.02
Other*	0.00
Total	$16,932.02

*	Estimates

Item 15.	Indemnification of Directors and Officers

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended (the “Code”), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the Company a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by our articles of incorporation and furnishes the Company with a written undertaking to repay any funds advanced if it is ultimately determined that the director has not met the relevant standard of conduct. To meet this standard of conduct, the Code provides that the director must have conducted himself or herself in good faith and believed, in the case of conduct in his or her official capacity with the Company, that his or her conduct was in its best interests and, in the case of other conduct, was at least not opposed to its best interests. In the case of any criminal proceeding, the director must not have had reasonable cause to believe such conduct was unlawful. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, a committee of disinterested directors designated by the board, special legal counsel, or disinterested shareholders, that the director or officer conducted himself or herself in good faith, has otherwise met the required standard of conduct, is entitled to indemnification, and has not engaged in willful misconduct or a knowing violation of criminal law. In a proceeding by or in the right of the Company, no indemnification shall be made in respect of any matter, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the Company on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by the articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

We are a Virginia corporation. Article VI of our articles of incorporation contains provisions indemnifying our directors and officers to the fullest extent permitted by Virginia law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.	Exhibits and Financial Statement Schedules

Exhibit No.	Description

2.1	Agreement and Plan of Share Exchange dated October 9, 2003 between Bank of the James Financial Group, Inc. and Bank of the James, dated as of October 9, 2003 (incorporated by reference to Exhibit 2.1 to Form 8-K12g-3 filed on January 13, 2004)

3.1	Amended and Restated Articles of Incorporation of Bank of the James Financial Group, Inc. (incorporated by reference to Exhibit 3(i) to Form 8-K filed on August 12, 2009)

3.2	Bylaws of Bank of the James Financial Group, Inc. (incorporated by reference to Exhibit 3.2 to Form 8-K filed December 27, 2011)

4.1	Specimen Common Stock Certificate of Bank of the James Financial Group, Inc. (incorporated by reference to Exhibit 4.1 to Form 10-KSB filed on March 26, 2004)

5.1	Opinion of Woods Rogers PLC*

23.1	Consent of Yount, Hyde & Barbour, P.C.*

23.2	Consent of Woods Rogers PLC* (included in Exhibit 5.1 hereto)

24.1	Power of Attorney* (included on signature pages hereto)

* Filed herewith

Item 17.	Undertakings

The Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i), (a)(ii) and (a)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(f) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lynchburg, Commonwealth of Virginia, on August 15, 2017.

BANK OF THE JAMES FINANCIAL GROUP, INC.

By:	/S/ Robert R. Chapman III
Robert R. Chapman III
President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert R. Chapman III and J. Todd Scruggs, with full power of substitution, such person’s true and lawful attorney-in-fact and agent for such person, either or both of whom may act, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to comply with the Securities Act of 1933 and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, both pre-effective and post-effective, and supplements to this registration statement, and to any and all instruments or documents filed as part of or in conjunction with this registration statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that said attorney and agent shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature	Capacity	Date

/S/ Robert R. Chapman III Robert R. Chapman III	President (Principal Executive Officer) and Director	August 15, 2017

/S/ J. Todd Scruggs J. Todd Scruggs	Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer) and Director	August 15, 2017

/S/ Thomas W. Pettyjohn, Jr. Thomas W. Pettyjohn, Jr.	Director, Chairman	August 15, 2017

/S/ Lewis C. Addison Lewis C. Addison	Director	August 15, 2017

/S/ John R. Alford, Jr. John R. Alford, Jr.	Director	August 15, 2017

/S/ William C. Bryant III William C. Bryant III	Director	August 15, 2017

/S/ Julie P. Doyle Julie P. Doyle	Director	August 15, 2017

/S/ James F. Daly James F. Daly	Director	August 15, 2017

/S/ Watt R. Foster, Jr. Watt R. Foster, Jr.	Director	August 15, 2017

/S/ A. Douglas Dalton III A. Douglas Dalton III	Director	August 15, 2017

/S/ Phillip C. Jamerson Phillip C. Jamerson	Director	August 15, 2017

/S/ Lydia K. Langley Lydia K. Langley	Director	August 15, 2017

/S/ Augustus A. Petticolas, Jr. Augustus A. Petticolas, Jr.	Director	August 15, 2017

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Share Exchange dated October 9, 2003 between Bank of the James Financial Group, Inc. and Bank of the James, dated as of October 9, 2003 (incorporated by reference to Exhibit 2.1 to Form 8-K12g-3 filed on January 13, 2004)

3.1	Amended and Restated Articles of Incorporation of Bank of the James Financial Group, Inc. (incorporated by reference to Exhibit 3(i) to Form 8-K filed on August 12, 2009)

3.2	Bylaws of Bank of the James Financial Group, Inc. (incorporated by reference to Exhibit 3.2 to Form 8-K filed December 27, 2011)

4.1	Specimen Common Stock Certificate of Bank of the James Financial Group, Inc. (incorporated by reference to Exhibit 4.1 to Form 10-KSB filed on March 26, 2004)

5.1	Opinion of Woods Rogers PLC*

23.1	Consent of Yount, Hyde & Barbour, P.C.*

23.2	Consent of Woods Rogers PLC* (included in Exhibit 5.1 hereto)

24.1	Power of Attorney* (included on signature pages hereto)

*	Filed herewith